Exhibit 10.1
Hershey Company 100 Crystal A Drive Hershey, Pennsylvania 17033

Notice of Award of Performance Stock Units

1.  EFFECTIVE DATE AND CONTINGENT TARGET AWARD.  Effective _____________ (the “Grant Date”), grantee has been awarded __________ contingent target Performance Stock Units (“PSUs”).  The actual number of PSUs earned may be equal to, exceed or be less than the contingent target award, and will be based upon the Company’s attainment of the performance goals approved for the three-year performance cycle commencing in the year of the Grant Date (the “Performance Cycle”).  Each earned PSU represents the right to receive a share of Common Stock of the Company, $1.00 par value, at a future date and time, subject to the terms of this Notice of Award of Performance Stock Units (the “Notice of Award”).

2.  DEFINITIONS.  Wherever used herein, the following terms shall have the meanings set forth below.  Capitalized terms not otherwise defined in this Notice of Award shall have the same meanings as set forth in the Plan.

(A) “Deferred Compensation Plan” means The Hershey Company Deferred Compensation Plan and any successor or replacement plan thereof.

(B) “Disabled” means a grantee is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company or its Subsidiaries.

(C) “Key Employee” means a “specified employee” under Internal Revenue Code (“Code”) section 409A(a)(2)(B)(i) (i.e., a key employee (as defined in Code section 416(i) (without regard to paragraph (5) thereof)) of a corporation any stock in which is publicly traded on an established securities market or otherwise) and applicable Treasury regulations and other guidance under Code section 409A.  Key Employees shall be determined in accordance with Code section 409A and pursuant to the methodology established by the Employee Benefits Committee.

(D) Wherever reference is made to “performance metric,” the reference is intended to refer to a Performance Goal and the performance period (the Performance Cycle or a calendar year within the Performance Cycle) over which attainment of the Performance Goal is measured.

(E) “Plan” means The Hershey Company Equity and Incentive Compensation Plan, as in effect from time to time and any successor or replacement plan thereof.

(F) A grantee is “Retirement Eligible” on and after the date the grantee has both attained his or her 55th birthday and been employed by the Company for at least five (5) years.

(G) “Separation from Service” or “Separate from Service” means a “separation from service” within the meaning of Code section 409A.

3. VESTING DATE.  On December 31 of the final year of the Performance Cycle (the “Vesting Date”), the grantee shall vest in the number of PSUs earned based on the Company’s actual performance during the Performance Cycle relative to each performance metric, provided that the grantee has remained in continuous employment with the Company or a Subsidiary from the Grant Date through such date.

In the event of a Change in Control, vesting of PSUs, if any, shall be determined in accordance with paragraph 15 of the Plan. In accordance with paragraph 15 of the Plan, if the PSUs are assumed or replaced, or remain outstanding, such that the PSUs as assumed, replaced or continued qualify as a Replacement Award under paragraph 15 of the Plan, the occurrence of the Change in Control shall not affect the vesting or payment of the PSUs which shall then constitute a Replaced Award as defined in the Plan.  However, if within two (2) years following the Change in Control and prior to the Vesting Date, grantee's employment is terminated by the Company or any successor company for any reason other than for Cause, by the grantee for Good Reason, as a result of grantee's death or as a result of grantee becoming Disabled, the grantee shall immediately vest in the Replacement Award upon such termination based on the provisions of The Hershey Company Executive Benefits Protection Plan (“EBPP”) applicable to grantee.  Notwithstanding the foregoing, if the Committee determines that the PSUs are not replaced in connection with a Change in Control with awards meeting the requirements for Replacement Awards, the grantee shall vest in the PSUs and receive payment in accordance with the provisions of the EBPP applicable to grantee.

If prior to the Vesting Date, the grantee’s employment with the Company and its Subsidiaries terminates for any reason, then PSUs subject to this Notice of Award shall terminate and be completely forfeited on the date of such termination of the grantee’s employment unless the grantee is entitled to vesting with respect to the PSUs under the terms of the Plan or other Company-sponsored plan or agreement or as described in this paragraph 3 relating to a Change in Control, paragraph 4 below relating to special vesting conditions or paragraph 9(E) below relating to Foreign Nationals, in which case such vesting of the PSUs will be in accordance with the terms of this Notice of Award or the applicable plan, agreement or local law.  Notwithstanding anything in the Plan or this Notice of Award to the contrary, if the grantee is terminated for Cause from the Company and its Subsidiaries prior to payment pursuant to paragraph 5, all of the PSUs will immediately and automatically without any action on the part of the grantee or the Company, be forfeited by the grantee.

4.  SPECIAL VESTING CONDITIONS.  The Committee has determined that the following special vesting conditions shall apply to this award.

(A) If the grantee’s employment with the Company or its Subsidiaries terminates (i) as a result of the grantee’s death or (ii) solely as a result of grantee becoming Disabled, then the grantee will vest immediately on the date of such termination in a prorated portion of the PSUs allocated to each performance metric in effect as of the date of employment termination and  the number of PSUs earned, if any, will be determined based on the Company’s financial statement accruals through the completed fiscal quarter immediately preceding termination of employment for each performance metric, provided, if such termination occurs during the first fiscal quarter, the number of earned PSUs will be based on the target number of PSUs allocated to each such performance metric.

(B) If the grantee’s employment with the Company or its Subsidiaries terminates (other than for Cause) when the grantee is Retirement Eligible, then the grantee will vest upon the Vesting Date in a prorated portion of the PSUs allocated to each performance metric and the number of PSUs earned, if any, will be based on the Company’s actual performance during the Performance Cycle for each performance metric.

(C) The prorated portion of the earned PSUs allocated to each performance metric, determined as described in paragraphs 4(A) and 4(B) above, shall be equal to the number of PSUs allocated at the start of the Performance Cycle to such performance metric multiplied by a fraction, the numerator of which equals the number of full and partial calendar months during the performance period (the Performance Cycle or a calendar year within the Performance Cycle, as applicable) for such performance metric preceding the date of the grantee’s termination and the denominator of which equals the number of months in the performance period for such performance metric.  Any fractional share resulting from such calculations shall be eliminated by rounding down to the nearest whole number for each performance metric.  Any PSUs subject to this Notice of Award in excess of the prorated amounts shall not vest pursuant to paragraph 4(A) or 4(B) but instead shall terminate and be completely forfeited as of the date of termination.

5.  DETERMINATION OF EARNED PSUs.  The number of PSUs earned, if any, with respect to each performance metric shall be determined following the conclusion of the Performance Cycle (and, if applicable, any performance period ending in the Performance Cycle), based upon achievement against the applicable Performance Goals. Any fractional share resulting from such calculations shall be eliminated by rounding to the nearest whole number for each performance metric. The determination of earned PSUs and the prorated amounts under paragraph 4(A) and 4(C) in the event of grantee’s termination due to death or becoming Disabled will be made within 60 days following such termination.  The final determination of the number of PSUs earned is subject to review, approval and modification by the Compensation and Executive Organization Committee of the Board of Directors.

6.  PAYMENT OF AWARD.  Unless deferred under the Deferred Compensation Plan, earned PSUs that have vested (“Vested Units”) shall be paid in the form of a share of Common Stock, unless prohibited by applicable local law or as otherwise provided by the Committee or other applicable agreement or EBPP in which case the Vested Units will be paid in the cash equivalent, effective as of  (A) the date the Committee approves the number of PSUs earned for the Performance Cycle (or, if earlier, the date the award vests in accordance with the provisions of paragraph 3 applicable upon a Change in Control), (B) the date of grantee’s death, or (C) the date grantee becomes Disabled. In the event payment is made pursuant to clause (A) above, such payment shall be made as soon as practicable following the Vesting Date and the Committee’s approval of the number of PSUs earned, but in no event later than March 15 following the calendar year in which the applicable date occurs.  In the event payment is made pursuant to clause (B) or (C) above, such payment shall be made on or before the sixtieth (60th) day following the date of the applicable event.

Notwithstanding the foregoing, distributions due to a Separation from Service may not be made to a Key Employee before the date which is six months after the date of the Key Employee’s Separation from Service (or, if earlier, the date of death of the Key Employee).  Any payments that would otherwise be made during this period of delay as a result of the grantee’s Separation from Service shall be accumulated and paid within fifteen (15) days after the first day of the seventh month following the grantee’s Separation from Service (or, if earlier, on or before the first day of the third month after the Participant’s death).

7.  RESTRICTIONS AND LIMITATIONS.

(A) To the extent that no PSUs are earned or the grantee does not vest in any PSUs, all interest in such units and any related shares of Common Stock shall be forfeited.  The grantee shall have no right or interest in any PSU or related share of Common Stock that is forfeited.

(B) No PSUs may be earned, vested or paid unless grantee has executed an Executive Confidentiality and Restrictive Covenant Agreement, or such other similar or successor agreement applicable to grantee.

(C) Upon each issuance or transfer of shares of Common Stock in accordance with this Notice of Award, a number of Vested Units equal to the number of shares of Common Stock issued or transferred to the grantee shall be extinguished and such number of Vested Units will not be considered to be held by the grantee for any purpose.

8.  WITHHOLDING.

(A) The Company’s obligation to deliver shares of Common Stock or cash to settle the Vested Units shall be subject to the satisfaction of applicable tax withholding requirements. The grantee may pay to the Company any applicable withholding tax due as a result of such payment.

(B) Unless the grantee has otherwise paid the withholding tax due, the Company shall withhold from any cash which may be paid and/or reduce the number of shares of Common Stock issued to the grantee to satisfy the minimum applicable tax withholding requirements.

9.  OTHER LAWS.  The Company shall have the right to refuse to issue or transfer any shares under this Notice of Award if the Company acting in its absolute discretion determines that the issuance or transfer of such Common Stock might violate any applicable law or regulation.

10.  MISCELLANEOUS.

(A) This Notice of Award shall be subject to all of the provisions, definitions, terms and conditions set forth in the Plan and any interpretations, rules and regulations promulgated by the Committee from time to time, all of which are incorporated by reference in this Notice of Award.

(B) If one or more of the provisions of this Notice of Award shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Notice of Award to be construed so as to foster the intent of this award and the Plan.

(C) By accepting the PSUs awarded herewith, the grantee acknowledges and agrees that the PSUs are awarded under and governed by the terms and conditions set forth in this

Notice of Award and in the Plan, and the Executive Confidentiality and Restrictive Covenant Agreement (or similar or successor agreement), if any, applicable to grantee, and that such terms and conditions shall supersede all prior discussions, negotiations, understandings, commitments and agreements with respect to such matters.  Any dispute or disagreement which shall arise under, as a result of, or in any way relate to the interpretation, construction or administration of the Plan or the PSUs awarded thereunder shall be determined in all cases and for all purposes by the Committee, or any successor committee, and any such determination shall be final, binding and conclusive for all purposes.

(D) The PSUs are intended to comply with Code section 409A and official guidance issued thereunder.  Notwithstanding anything herein to the contrary, this Notice of Award shall be interpreted, operated and administered in a manner consistent with this intention.

(E) Notwithstanding anything herein to the contrary, in the event the grantee:  (i) is an employee of the Company in a country other than the United States (a “Foreign National”), (ii) is not subject to the federal income tax laws of the United States (“U.S. Tax Law”) for purposes of these PSUs, and (iii) has certain rights in the vesting and payment of the PSUs upon termination of employment under the laws of the country in which grantee is employed, the vesting and payment of any unvested PSUs will be in accordance with the terms of a severance agreement entered into between the Company and grantee that complies with the laws of the country in which grantee is employed or in the absence of a severance agreement, as may be required by the laws of such country; provided, however, if any PSUs, granted to such Foreign National, are subject to U.S. Tax Law, the payment of such PSUs shall be governed by the terms of this Notice of Award.

10.  CONTACT INFORMATION.  Copies of the Plan and Information Statement (Prospectus) for the Plan are available upon request from the myHR Support Center by calling 1-800-878-0440 or by email to myHR@hersheys.com. Contact the VP, Global Total Rewards for information relating to the performance metrics.